Filed Pursuant to Rule 424(b)(3)
File No. 333-145765

PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 16, 2008
TO PROSPECTUS DATED DECEMBER 31, 2007

VIRNETX HOLDING CORPORATION

5,366,666 Shares
of Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated December 31, 2007 filed pursuant to Rule 424(b)(4), which we refer to as the Prospectus. This prospectus supplement relates to the offer for sale of up to 5,366,666 shares of our common stock by certain selling security holders.

On May 15, 2008, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008. A copy of such Quarterly Report on Form 10-Q is attached to and constitutes an integral part of this Prospectus Supplement No. 1.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 1. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

In reviewing the Prospectus and this Prospectus Supplement No. 1, you should carefully consider the risks under “Risk Factors” beginning on page 5 of the Prospectus, as updated by the risk factors beginning on page 16 of our Quarterly Report on Form 10-Q attached hereto.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is May 16, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 001-33852
VirnetX Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	77-0390628

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5615 Scotts Valley Drive, Suite 110 Scotts Valley, California	95066

(Address of principal executive offices)	(Zip Code)
(831) 438-8200
(Registrant’s telephone number, including area code)
Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
The number of shares outstanding of the Registrant’s Common Stock as of May 4, 2008 was 34,899,985.

VIRNETX HOLDING CORPORATION

2

PART I — FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
VIRNETX HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS

Current assets

Cash and cash equivalents	$6,682,996	$8,589,447

Accounts receivable, net	11,051	5,860

Prepaid expense and other current assets	367,647	399,201

Total current assets	7,061,694	8,994,508

Property and equipment, net	35,229	32,658

Intangible and other assets	252,000	252,000

Total assets	$7,348,923	$9,279,166

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities

Accounts payable and accrued expenses	$1,067,434	$531,790

Current portion long-term obligation	44,000	48,000

Total Current Liabilities	1,111,434	579,790

Long-term obligation, net of current portion	160,000	204,000

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value $0.0001 per share, authorized 10,000,000 shares issued and outstanding: 0 shares at March 31, 2008 and December 31, 2007, respectively	0	0

Common stock, par value $0.0001 per share, authorized 100,000,000 shares, issued and outstanding: 34,871,125 shares at March 31, 2008 and 34,667,214 at December 31, 2007, respectively	3,487	3,467

Additional paid-in capital	20,081,718	19,467,890

Accumulated deficit	(14,007,716)	(10,975,981)

Total stockholders’ equity	6,077,489	8,495,376

Total liabilities and stockholders’ equity	$7,348,923	$9,279,166

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			For the period
	Three Months	Three Months	August 2, 2005
	Ended March	Ended March	(Date of Inception)
	31, 2008	31, 2007	to March 31, 2008
Revenue — royalties	$33,306	$—	$108,172

Operating expense

Research and development	177,714	101,674	1,472,217

General and administrative	2,957,908	664,654	12,678,768

Total operating expense	(3,135,622)	(766,328)	(14,150,985)

Loss from operations	(3,102,316)	(766,328)	(14,042,813)

Interest and other income (expense), net	70,581	(14,498)	35,097

Net loss	$(3,031,735)	$(780,826)	$(14,007,716)

Basic and diluted loss per share	$(0.09)	$(0.04)

Weighted average shares outstanding	34,810,099	17,582,009

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			For the period
	Three Months	Three Months	August 2, 2005
	Ended March 31,	Ended March 31,	(Date of Inception)
	2008	2007	to March 31, 2008
Cash flows from operating activities

Net loss	$(3,031,735)	$(780,826)	$(14,007,716)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	3,967	2,191	30,265

Stock-based compensation	613,848	0	2,449,617

(Increase) decrease in current assets	26,363	(477,109)	(399,483)

Increase (decrease) in accounts payable and accrued expenses	535,644	187,995	1,067,434

Net cash used in operating activities	(1,851,913)	(1,067,749)	(10,859,883)

Cash flow from investing activities:
Cash acquired in acquisition	0	0	14,009

Purchase of fixed assets	(6,538)	0	(63,869)

Net cash used in investing activities	(6,538)	0	(49,860)

Cash flow from financing activities:
Proceeds from convertible debt	0	1,500,000	1,500,000

Payment of royalty obligation	(48,000)	0	(48,000)

Proceeds from sale of common stock	0	0	14,730,934

Proceeds from issuance of preferred stock	0	0	1,147,625

Proceeds from issuance of restricted stock and options	0	0	262,180

Net cash used in financing activities	(48,000)	1,500,000	17,592,739

Net increase (decrease) in cash	(1,906,451)	432,251	6,682,996

Cash — beginning	8,589,447	139,997	0

Cash — ending	$6,682,996	$572,248	$6,682,996

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1 — Basis of Presentation
Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, have been condensed or omitted. Results of operations for the interim periods presented are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The accompanying unaudited interim financial statements include all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation. The information contained in this quarterly report on Form 10-Q should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2007 which are contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 31, 2008.
Note 2 — Formation and Business of the Company
VirnetX Holding Corporation (“we,” “us,” “our” or the “Company”) is a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or IM, and voice over internet protocol, or VoIP.
In July 2007 we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX, Inc., which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX, Inc. came to own a majority of our outstanding common stock and all of the common shares of PASW, Inc. were exchanged for shares of our common stock.
Under GAAP, the accompanying financial statements have been prepared as if VirnetX, Inc., a company whose inception date was August 2, 2005, who is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007. Accordingly, the accompanying statement of operations include the consolidated results for the quarter ended March 31, 2008 as well as the deficit accumulated during the development stage, which includes the operations of VirnetX, Inc. from August 2, 2005 to March 31, 2008 and the operations of PASW, Inc. from July 5, 2007 to March 31, 2008. The historical share activity of VirnetX, Inc. has been retroactively restated to account for the exchange rate used in affecting the merger and for a one for three reverse stock split we completed on October 29, 2007.
Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.
Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. Because we have limited capital resources, our revenues are insignificant and our expenses, including but not limited to those we expect to incur in our patent infringement case against Microsoft, are substantial, we may be unable to successfully complete our business plans, our business may fail and your investment in our securities may become worthless.

VIRNETX HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 2 — Formation and Business of the Company (Cont’d)
We are in the development stage and consequently we are subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty that our licensing program development efforts will produce revenue bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, we may require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.
Note 3 — Earnings Per Share
SFAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding including potentially dilutive securities such as options, warrants and convertible debt. Because we incurred a loss for each period presented, any common stock equivalents have been excluded because their effect would be anti-dilutive.
Note 4 — Patent Portfolio
We have 10 issued U.S. and eight issued foreign technology related patents, in addition to pending U.S. and foreign patent applications. The term of each issued U.S. and foreign patent runs through 2019. Most of our issued patents were acquired by our principal operating subsidiary, VirnetX, Inc., from Science Applications International Corporation, or SAIC, pursuant to an Assignment Agreement dated December 21, 2006, and a Patent License and Assignment Agreement dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008. We are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC. Minimum annual royalty payments of $50,000 are due beginning in 2008. Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations. We are also generally required to pay SAIC a portion of proceeds, if any, we receive from the sale of VirnetX, Inc., or from the settlement of certain patent infringement claims of ours. We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.
Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.
During the three months ended March 31, 2008, we made our first minimum annual payment of $50,000 to SAIC. As of March 31, 2008, we had not received any royalty revenue on the patents nor begun to amortize the related intangible asset.

VIRNETX HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 5 — Commitments
We lease our facility under a non-cancelable operating lease that was renewed in March 2008 until 2013.

Minimum
required lease
payments in
For the period	period
2009	$30,700
2010	$45,500
2011	$55,200
2012	$59,400
2013	$60,400

VIRNETX HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 6 — Stock Plan
In 2005, VirnetX, Inc. adopted the 2005 Stock Plan, or the Plan, which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007. The Plan provides for the granting of stock options and restricted stock units to employees and consultants of ours. Stock options granted under the Plan may be incentive stock options or nonqualified stock options. Incentive stock options, or ISO, may only be granted to our employees (including officers and directors). Nonqualified stock options, or NSO, may be granted to our employees and consultants.

Options under the Plan may be granted for a period up to ten years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

There were 4,068,595 options outstanding at each of March 31, 2008 and December 31, 2007 with an average strike price of $2.94. As of March 31, 2007, there were 3,051,392 shares available to be granted as options.

There were no options granted or exercised in the three months ended March 31, 2008.
Note 7 — Stock-Based Compensation
We account for equity instruments issued to employees in accordance with the provision of SFAS 123(R) which requires that such issuances be recorded at their fair value on the grant date. The recognition of the expense is subject to periodic adjustment as the underlying equity instrument vests.

We have elected to adopt the modified retrospective application method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing equity awards had been applied from inception.

Stock-based compensation expense is included in general and administrative expense for each period at March 31, 2008 for employee stock options and total stock-based compensation was $613,848. For March 31, 2007 the amount was $0.

As of March 31, 2008, the unrecorded deferred stock-based compensation balance related to stock options was $8,192,660, which will be amortized as expense over the related vesting period. As of March 31, 2008, the weighted average vesting period was approximately 2.9 years.

VIRNETX HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 7 — Stock-Based Compensation (Cont’d)
The fair value of each option grant was estimated on the date of grant using the following assumptions:

Year ended
December 31,
2007
Volatility	100.00%
Risk-free interest rate	3.32%
Expected life	6.5 years
Expected dividends	0.00%
Weighted-average grant date fair value of stock options granted	$4.96
The expected life was determined using the simplified method outlined in Staff Accounting Bulletin No. 107, or SAB 107, taking the average of the vesting term and the contractual term of the option. Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle. The Company has not provided an estimate for forfeitures because the Company has no history of forfeited options and believes that all outstanding options at March 31, 2008 will vest. In the future, the Company may change this estimate based on actual and expected future forfeiture rates.
Note 8 — Warrants
During 2007, we issued warrants to purchase 266,667 shares of our common stock at $0.75 per share. The warrants expire in 2012. In January 2008, 233,334 of these warrants were exercised in a cashless exercise transaction. As a result of the January 2008 exercise, a total of 203,910 shares of our common stock were issued. In April 2008, 33,333 of these warrants were exercised in a cashless exercise transaction. As a result of the April 2008 exercise, a total of 28,860 shares of our common stock were issued.

We also issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012.

VIRNETX HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 9 — Litigation
We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun, a Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

Because the outcome of this litigation cannot be estimated at this time, we have made no provision for loss or expenses in the accompanying financial statements.

VIRNETX HOLDING CORPORATION
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
This Quarterly Report on Form 10-Q, including this Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to our management. Except for the historical information contained herein, the outcome of the events described in these forward-looking statements is subject to risks and uncertainties. See “Risk Factors” for a discussion of these risks and uncertainties. The following discussion should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements included elsewhere in this report. Actual results and the outcome or timing of certain events may differ significantly from those stated or implied by these forward-looking statements due to the factors listed under “Risk Factors,” and from time to time in our other filings with the Securities and Exchange Commission, or SEC. For this purpose, using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential,” “indicate,” “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those stated or implied by these forward-looking statements. By making forward-looking statements, we have not assumed any obligation to, and you should not expect us to, update or revise those statements because of new information, future events or otherwise.
As used herein, “we,” “us,” “our,” or the “Company” means VirnetX Holding Corporation, together with its consolidated subsidiaries where applicable.
Company Overview
     We are a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or IM, and voice over internet protocol, or VoIP. These patents were acquired by our principal operating subsidiary from Science Applications International Corporation, or SAIC, a systems, solutions and technical services company based in San Diego, California.
     In December 2007, we closed an underwritten public offering of 3,450,000 shares of our common stock, raising gross proceeds of $13,800,000 before underwriting discounts and commissions and offering expenses. In connection with this offering, our common shares began trading on the American Stock Exchange under the ticker symbol “VHC.” Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.
     Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. Because we have limited capital resources, our revenues are insignificant and our expenses, including but not limited to those we expect to incur in our patent infringement case against Microsoft, are substantial, we may be unable to successfully complete our business plans, our business may fail and your investment in our securities may become worthless. See “Risk Factors” for additional information.
     We are in the development stage and consequently we are subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty that our licensing program development efforts will produce revenue bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, we will require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

Recent Developments in the Quarter Ended March 31, 2008
     We entered into Amendment No. 2 to Patent License and Assignment Agreement with SAIC, dated as of March 12, 2008, pursuant to which SAIC agreed to relinquish the earlier contracted exclusive grant back license outside our field of use, as well as any right to obtain such exclusive license in the future. Effective March 12, 2008, we granted to SAIC a non-exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.
     We also recently entered into an Engagement Letter for Strategic Intellectual Property Licensing and Training with ipCapital Group, dated as of March 12, 2008. Pursuant to this engagement letter, ipCapital Group has been hired to help us develop our licensing strategy and provide marketing training to us using a variety of customized training, presentation, tools and techniques. We believe that the training, resources and analysis provided as a result of this engagement will assist us in maximizing the value of our technology assets.
     Based on ipCapital Group’s proprietary ipValue Model, the estimated potential commercialization value range of VirnetX’s business model, product, technology, patent and know how portfolio, indicates a multi-billion dollar market opportunity. ipCapital Group’s financial modeling process brings together critical market and business drivers with a unique IP perspective. This value assessment is imperative in understanding the key value drivers of VirnetX’s technology and is used to determine a fair price for commercialization. The completion of this evaluation is an important milestone signaling the launch of VirnetX’s licensing program.
Application of Critical Accounting Policies
     There were no material changes in the application of the Company’s critical accounting policies since the end of the most recent fiscal year. For further information, see the “Critical Accounting Policies” section of Item 7 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008.
Recent Accounting Pronouncements
     There were no material updates to recent accounting pronouncements since the end of the most recent fiscal year. For further information, see the “Recent Accounting Pronouncements” section of Item 7 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008.
Results of Operations
Three Months Ended March 31, 2008
Compared with Three Months Ended March 31, 2007
   Revenue — Royalties
     Revenue generated for the three months ended March 31, 2008 increased to $33,306 from $0 for the three months ended March 31, 2007. We generate revenue largely from the one-time sales of software and we generated no revenue prior to July 5, 2007. Our revenue in 2007 was solely limited to the royalties earned under our single license agreement through our Japan subsidiary. We expect the revenue from this license to decrease substantially in the future. We do not intend to seek additional licenses or other revenue through our Japan subsidiary.
   Research and Development Expenses
     Research and development costs include expenses paid to outside development consultants and compensation-related expenses for our engineering staff. Research and development costs are expensed as incurred.

     Our research and development expenses increased by $76,040 to $177,714 for the three months ended March 31, 2008, as compared to the research and development expenses incurred for the three months ended March 31, 2007. This increase is primarily due to increased engineering activities for product development. We expect research and development expenses to increase as employees are hired to provide in-house research and development. While we expect to use outside contractors for additional product development on a limited basis, we expect those costs to remain level or decline.
   General and Administrative Expenses
     General and administrative expenses include management and administrative personnel, as well as outside legal, accounting, and consulting services.
     Our general and administrative expenses increased by $2,293,254, for the three months ended March 31, 2008 to $2,957,908, compared to the three month period ended March 31, 2007.
     Within general and administrative expenses, legal fees increased from $431,549 in the three months ended March 31, 2008, compared to $1,613,846 in the three months ended March 31, 2007, a 274% increase. The increase in fees incurred was primarily due to our patent infringement litigation against Microsoft Corporation.
     Also within general and administrative, expenses increased $1,110,957 for the three months ended March 31, 2008, compared to the three month period ended March 31, 2007. The increase is due principally to stock-based compensation expense related to stock options granted to our employees and directors. In addition we increased the number of our employees and we added resources to comply with the requirements associated with being an SEC reporting company.
Liquidity and Capital Resources
     We are in the development stage and have raised capital since our inception through the issuance of our equity securities. As of March 31, 2008, we had approximately $6,682,996 in cash. We expect to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners. We have used the net proceeds from the sale of common and preferred stock for general corporate purposes, which have included funding research and development, litigation efforts and working capital needs.
     We anticipate that our existing cash and cash equivalents will be sufficient to fund operations for at least the next 12 months. We believe that our 2008 cash requirement to fund our operations will average approximately $550,000 per month and, in 2009 we expect to increase to approximately $850,000 per month. We anticipate our projected monthly cash requirements will increase significantly as we increase our expenditures for:
•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.
     The process of developing new security solutions is inherently complex, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will result in products that will achieve market acceptance. Product candidates that may appear to be promising at all stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or may take longer to progress through the beta trials than had been anticipated, may not be able to achieve the pre-defined endpoint due to changes in the environment, may fail to receive necessary approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. For these reasons, we are unable to predict the period in which material net cash inflows will commence with respect to our licensing program under development and our software products under development.

     To obtain additional capital when needed, we expect to evaluate alternative financing sources, including, but not limited to, the issuance of equity or debt securities, corporate alliances, joint ventures and licensing agreements; however, there can be no assurance that funding will be available on favorable terms, if at all. We cannot assure you that we will successfully commercialize our products under development or that our products, if successfully developed, will generate revenues sufficient to enable us to earn a profit. If we are unable to obtain additional capital, we may be required to cease operations or to reduce cash used in our business, including the termination of development efforts that may appear to be promising, the sale of our patent portfolio or other assets, the abandonment of our litigation with Microsoft or others and the reduction in overall operating activities.
Off-Balance Sheet Arrangements
     There have been no material changes to the information provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 regarding off-balance sheet arrangements.

VIRNETX HOLDING CORPORATION
ITEM 3 — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Not Applicable
ITEM 4 — CONTROLS AND PROCEDURES
(a)	Evaluation of disclosure controls and procedures. Based on the evaluation of our disclosure controls and procedures, (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) as of March 31, 2008, the end of the period covered under this report, our disclosure controls and procedures were effective.

(b)	Changes in internal controls. During the quarter ended March 31, 2008, we have hired an additional person in our accounting department and have implemented controls developed in the fourth quarter of 2007.
PART II — OTHER INFORMATION
ITEM 1 — LEGAL PROCEEDINGS
Litigation
We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun, a Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.
Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.
Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

In the near term, we will dedicate significant time and resources to the Microsoft litigation. The risks associated with such dedication of time and resources are set forth in the Risk Factors section of this report.
One or more potential intellectual property infringement claims may also be available to us against certain other companies who have the resources to defend against any such claims. Although we believe these potential claims are worth pursuing, commencing a lawsuit can be expensive and time-consuming, and there is no assurance that we will prevail on such potential claims. In addition, bringing a lawsuit may lead to potential counterclaims which may preclude our ability to commercialize our initial products, which are currently in development.
Currently, we are not a party to any other pending legal proceedings, and are not aware of any proceeding threatened or contemplated against us by any governmental authority or other party.
ITEM 1A — RISK FACTORS
Risks related to existing and future litigation
We have commenced legal proceedings against Microsoft, and we expect such litigation to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.
On February 15, 2007, we initiated a lawsuit by filing a complaint against Microsoft in the United States District Court for the Eastern District of Texas, Tyler Division, pursuant to which we allege that Microsoft infringes two of our patents regarding the creation of VPNs. We seek damages and injunctive relief. On April 5, 2007, we filed an amended complaint, pursuant to which we allege that Microsoft infringes a third patent. We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. The time and effort of our management to effectively pursue the Microsoft lawsuit may adversely affect our ability to operate our business, since time spent on matters related to the lawsuit will take away from the time spent on managing and operating our business. Microsoft has counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. If Microsoft’s counterclaims are successful, they may preclude our ability to commercialize our initial products. Additionally, we anticipate that our legal fees will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.
While we believe Microsoft infringes our patents, we can provide no assurance that we will be successful in our lawsuit.
We believe that Microsoft infringes on three of our patents, but obtaining and collecting a judgment against Microsoft may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Microsoft is a large, well-financed company with substantially greater resources than us. We believe that Microsoft will devote a substantial amount of resources in an attempt to prove that either their products do not infringe our patents or that our patents are not valid and are unenforceable. At this time, we cannot predict the outcome of this litigation.
We are devoting a substantial amount of our financial and management resources to the Microsoft litigation, and if we are unsuccessful in this lawsuit, our financial condition may be so adversely affected, we may not survive.
Currently, we are devoting substantial time, effort and financial resources to our lawsuit against Microsoft. We are a development stage company with no finished product, and our business strategy depends greatly on obtaining a judgment in our favor from the courts and collecting such judgment before our financial resources are depleted. In the event we are not awarded and do not subsequently obtain monetary and injunctive relief, we may not have enough financial resources to continue our operations.
The burdens of being a public company may adversely affect our ability to pursue the Microsoft litigation.
As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws. This may have a material adverse affect on management’s ability to effectively pursue the Microsoft litigation as well as our other business initiatives. In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to Microsoft as well as any other future litigation opponents. We may, from time to time, be required to disclose information that will have a material adverse affect on our litigation strategies. This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

We may commence additional legal proceedings against third parties who we believe are infringing on our intellectual property rights, and such legal proceedings may be costly and time-consuming.
We may have intellectual property infringement claims against other parties in addition to our claims against Microsoft. If we decide to commence actions against any additional parties, doing so may be expensive and time-consuming, which may adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we would be successful in these additional legal proceedings. Commencing lawsuits may lead to potential counterclaims which may preclude our ability to develop and commercialize our initial products.
Risks related to our business and our industry
We anticipate incurring operating losses and negative cash flows in the foreseeable future resulting in uncertainty of future profitability and limitations on our operations.
We anticipate that we will incur operating losses and negative cash flows in the foreseeable future, and we will accumulate increasing deficits as we increase our expenditures for:
•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.
We need to significantly increase our revenue if we are to attain profitability. In the event that we are unable to achieve profitability or raise sufficient funding to cover our losses, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.
We will need additional capital to pursue our litigation strategy, conduct our operations and develop our products, and our ability to obtain the necessary funding is uncertain.
We will require significant additional capital from sources including equity and/or debt financings, license arrangements, grants, collaborative research arrangements and/or other sources in order to develop and commercialize our products and continue operations. If we are not able to raise additional capital when needed, our business will fail.
We are a development stage company with virtually no revenues.
We are a development stage company with a very small amount of revenue and do not expect to generate additional revenues unless and until after our patent portfolio, or part of it, is commercialized. We will need to raise additional capital to fund our operations and our litigation against Microsoft and there can be no assurance that we will be successful in doing so on acceptable terms or at all.
If we fail to meet our obligations to SAIC, we may lose our rights to key technologies on which our business depends.
Our business depends on our rights to and under the patents we obtained from SAIC. Our agreements with SAIC impose various obligations on us, including payment obligations and minimum royalties that we must pay to SAIC. If SAIC believes that we have failed to meet these obligations, SAIC could seek to limit or reacquire the assigned patent rights, which could lead to costly and time-consuming litigation and, potentially, a loss of our rights in these patents. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. The loss or restriction of our rights in our patents would result in our inability to continue our business.

Our business model is new and unproven, and therefore we can provide no assurance that we will be successful in pursuing it.
We intend to develop products to provide secure communication for IM and VoIP; however, this is not a defined market. Rather, it represents a new business model, for which there are no assurances that we will succeed in building a profitable business. We expect to depend on our intellectual property licensing fees for the majority of our revenues. Our ability to generate licensing fees is highly dependent on mainstream market adoption of real-time messaging and collaboration solutions based on SIP. There can be no assurance that such adoption will occur. If we are unable to attract significant licensing fees, our operations and financial condition will be adversely affected.
We may or may not be able to capitalize on potential market opportunities related to our licensing strategy or our patent portfolio.
We have engaged ipCapital Group to help develop our licensing strategy and to introduce the Company to five strategic licensees of the Company’s technology. In connection with this engagement, we agreed to grant ipCapital Group 10% of the royalties of each resulting licensing arrangement, up to an aggregate maximum of $2,000,000 per licensee, or $10,000,000 in the aggregate. Also in connection with this engagement, ipCapital Group evaluated the Company’s patent and know how portfolio, business model and technology and has indicated that the estimated potential commercialization of these items presents the Company with a multi-billion dollar market opportunity. There can be no assurance that we will be able to capitalize on this potential market opportunity. Our inability to generate licensing revenues associated with the potential market opportunity identified by ipCapital Group could result from a number of factors, including, but not limited to:
•	our capital resources may be insufficient;

•	our management team may not have sufficient bandwidth to successfully capitalize on all of the opportunities identified by ipCapital Group;

•	our licensing program may not be adopted by potential licensing partners; and

•	the validity of our patents underlying the licensing opportunity is currently being challenged in our litigation against Microsoft.
We will rely on third parties for software and hardware development, manufacturing content and technology services.
We expect to rely on third party developers to provide software and hardware. If we experience problems with any of our third party technology or products, our customers’ satisfaction could be reduced, and our business could be adversely affected. In addition, we expect to rely on third parties to provide content through strategic relationships and other arrangements. If we experience difficulties in maintaining these relationships or developing new relationships on a timely basis and on terms favorable to us, our business and financial condition could be adversely affected.
Malfunctions of third party hosting services could adversely affect their business, which may impede our ability to attract and retain strategic partners and customers.
The products we are developing will be highly dependent on internet traffic and reliability. To the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions. System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users. In addition, users depend on real time communication: outages caused by increased traffic could result in delays and system failures. These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.
There has been increased competition in the “real-time” communications industry, as more companies seek to provide products and services similar to our proposed products and services, and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.
Competition for securing IM and VoIP services is intense. We are aware of similar products and services that will compete directly with our proposed products and services, and some of the companies developing these similar products and services are larger, better-financed companies that may develop products superior to our proposed products, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:
•	substantially greater financial, technical and marketing resources;

•	a larger customer base;

•	better name recognition; and

•	more expansive product offerings.
These competitors are likely to command a larger market share than us, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities. Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing and operating networks of affinity websites. These competitors may develop products or services that are comparable or superior. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Our business model depends on our ability to successfully develop and operate our networks and deploy new offerings and technology.
If we successfully develop and commercialize products, there can be no assurances that we will not experience reliability problems in the future. Any reliability problems that adversely affect our ability to operate our networks would likely reduce revenues and restrict the growth of our business. Our future success will also depend in part on other factors, including, but not limited to, our ability to:
•	find secure hosting;

•	enhance our offerings;

•	address the needs of our prospective users;

•	respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis; and

•	develop, enhance, and improve the responsiveness, functionality and features of our infrastructure services and networks.
If we are unable to integrate and capitalize on new technologies and standards effectively, our business could be adversely affected.
Growth of internal operations and business may strain our financial resources.
We intend to significantly expand the scope of our operating and financial systems in order to build our business. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:
•	the need for continued development of the financial and information management systems;

•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;

•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and

•	the need to train and manage our employee base.
The addition of new infrastructure services, networks, vertical categories and affinity websites and the attention they demand, on top of the attention demanded by our pending litigation with Microsoft, may also strain our management resources. We cannot give you any assurance that we will adequately address these risks and, if we do not, our ability to successfully expand our business could be adversely affected.
If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for internet and IP-based communications services, our business may fail.
The market for communications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. We are currently focused on developing products to provide security solutions for real-time communications. Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.
In addition, if we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share. Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:
•	design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other proprietary technology involves significant technological and business risks and requires substantial expenditures and lead time. We may be unable to use new technologies effectively. Updating our technology internally and licensing new technology from third-parties may also require us to incur significant additional expenditures.
  Our business greatly depends on the development and growth of IM and VoIP.
The use of the internet for communications utilizing IM and VoIP is a recent development, and the continued demand and growth of a market for IM and VoIP services and products is uncertain. The internet may ultimately prove not to be a viable commercial marketplace for IM and VoIP services for a number of reasons, including:
•	unwillingness of consumers to shift to VoIP;

•	refusal to purchase security products;

•	perception by the licensees of unsecure communication and data transfer;

•	lack of concern for privacy by licensees and users;

•	limitations on access and ease of use;

•	congestion leading to delayed or extended response times;

•	inadequate development of internet infrastructure to keep pace with increased levels of use; and

•	increased government regulations.
  While the use of IM has grown rapidly in personal and professional use, there can be no assurance that users will pay to secure their IM services.
  Many services such as Microsoft, Yahoo! and AOL offer IM free of charge. However, security solutions for these services are not free, and users of IM may not want to pay for such security solutions. If users do not want to pay for the security solutions, we will have difficulty marketing and selling our products and technologies.
  If the market for VoIP service does not develop as anticipated, our business would be adversely affected.
The success of our products that secure enterprise VoIP service depends on the growth in the number of VoIP users, which in turn depends on wider public acceptance of VoIP telephony. The VoIP communications medium is in its early stages and may not develop a broad audience. Potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived convenience. Potential users may also view more familiar online communication methods, such as e-mail or IM, as sufficient for their communications needs. There is no assurance that VoIP will ever achieve broad public acceptance.
  If our products do not gain market acceptance, we may not be able to fund future operations.
A number of factors may affect the market acceptance of our planned products or any other products we develop or acquire, including, among others:
•	the price of our products relative to other products that seek to secure real-time communication;

•	the perception by users of the effectiveness of our products;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

If our products do not gain market acceptance, we may not be able to fund future operations, including the development of new product and/or our sales and marketing efforts for our current products, which inability would have a material adverse effect on our business, financial condition and operating results.
  If we are not able to adequately protect our proprietary rights, our operations would be negatively impacted.
Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Further, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. Despite these efforts, any of the following may reduce the value of our intellectual property:
•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop.
In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. While we have numerous pending international patents, obtaining such patents will not necessarily protect our technology or prevent our international competitors from developing similar products or technologies. Our inability to adequately protect our proprietary rights would have a negative impact on our operations and revenues.
  If we are forced to litigate to defend our intellectual property rights, or to defend claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or end our business.
Disputes regarding the ownership of technologies and intellectual property rights are common and likely to arise in the future. We have already begun legal proceedings against Microsoft to defend our intellectual property rights, and we may be forced to litigate against others to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation is likely to be very costly and distract our management from focusing on operating our business. The existence and outcome of any such litigation could harm our business. Additionally, any such costs we incur to defend or protect our intellectual property rights could greatly impact our financial condition.

The laws governing online secure communications are largely unsettled, and if we become subject to various government regulations, costs associated with those regulations may materially adversely affect our business.
The current regulatory environment for our services remains unclear. We can give no assurance that our planned product offerings will be in compliance with local, state and/or U.S. Federal laws or other laws. Further, we can give no assurance that we will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause us to be in violation of such laws.
VoIP services are not currently subject to all of the same regulations that apply to traditional telephony. It is possible that federal and state legislatures may seek to impose increased fees and administrative burdens on VoIP, data and video providers. The U.S. Federal Communications Commission may seek to impose traditional telephony requirements such as disability access requirements, consumer protection requirements, number assignment and portability requirements and other obligations. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode the pricing advantage over competing forms of communication and adversely affect consumer adoption of VoIP products generally.
The use of the internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development. Although the provisioning of such services is currently permitted by U.S. law and is largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the internet or private IP networks. More aggressive domestic or international regulation of the internet in general, and internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.
In addition to regulations addressing internet telephony and broadband services, other regulatory issues relating to the internet in general could affect our ability to provide our planned security solutions. Congress has adopted legislation that regulates certain aspects of the internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the internet, which may have the effect of raising the cost of doing business on the internet generally.
  Telephone carriers have petitioned governmental agencies to enforce regulatory tariffs, which, if granted, would increase the cost of online communication, and such increase in cost may impede the growth of online communication and adversely affect our business.
The growing popularity and use of secure communications has burdened the existing telecommunications infrastructures, and many high traffic areas have begun to experience interruptions in service. As a result, certain local telephone carriers have petitioned governmental agencies to enforce regulatory tariffs on IP telephony traffic that crosses over the traditional telephone networks. If any of these petitions or the relief that they seek is granted, the costs of communicating via online could increase substantially, potentially adversely affecting the growth in the use of online secure communications. Any of these developments could have an adverse effect on our business.
  If we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.
We may explore expanding our business to outside the United States. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside the United States:
•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	other higher costs associated with doing business internationally.
These risks could harm our international expansion efforts, which would in turn harm our business prospects.
  The departure of Kendall Larsen, our Chief Executive Officer and President, and/or other key personnel could compromise our ability to execute our strategic plan and may result in additional severance costs to us.
Our success largely depends on the skills, experience and efforts of our key personnel, including Kendall Larsen, our Chief Executive Officer and President. The loss of Mr. Larsen, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.
  We will need to recruit and retain additional qualified personnel to successfully grow our business.
Our future success will depend in part on our ability to attract and retain qualified operations, marketing and sales personnel as well as engineers. Inability to attract and retain such personnel could adversely affect our business. We expect to face competition in the recruitment of qualified personnel, and we can provide no assurance that we will attract or retain such personnel.
  We will incur significant costs as a result of being a public company.
As a public company, we will incur significant legal, accounting and other expenses that VirnetX, Inc. did not incur as a private company. We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, and these costs could be material to us.
  In connection with audits of our financial statements, our independent auditors identified material weaknesses in our internal controls over financial reporting.
During the course of their audit of our 2007 financial statements, our independent auditors concluded that our internal controls over financial reporting suffered from certain “material weaknesses” as defined in standards established by the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants.
Farber Hass Hurley LLP noted the following matters involving our internal control over financial reporting that are considered to be material weaknesses in connection with their audit of our 2007 financial statements:
•	Farber Hass Hurley LLP proposed, and we recorded, adjustments to our accounting for equity transactions during 2007.

•	Farber Hass Hurley LLP noted that our controls over financial disclosures need to be improved.

•	Farber Hass Hurley LLP noted that certain expenses within 2007 were not timely accrued prior to receipt of billing statements.
Prior to becoming our subsidiary, VirnetX, Inc. was a development stage, privately held company that historically did not formalize or document internal controls over financial reporting, utilized the cash basis of accounting and was not required to have its financial statements audited or reviewed. Prior to becoming our subsidiary, VirnetX, Inc. engaged independent auditors to audit its financial statements for certain prior periods. During the course of that audit, VirnetX, Inc.’s independent auditors concluded that VirnetX, Inc.’s internal controls over financial reporting suffered from certain “material weaknesses” and “significant deficiencies” over its internal controls over financial reporting as defined in standards established by the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants. Because VirnetX, Inc. is now our wholly-owned subsidiary, the material weaknesses in VirnetX, Inc.’s internal controls over financial reporting have resulted in our having material weaknesses and significant deficiencies in our internal controls over financial reporting. We have commenced a process of developing, adopting and implementing policies and procedures to address such material weaknesses. However, that process has been and may continue to be time consuming and costly and there is no assurance as to when we will effectively address such material weaknesses and significant deficiencies.

Our inability to become compliant with the internal controls requirements of Section 404 of the Sarbanes Oxley Act could negatively affect our stock price and limit our ability to raise additional financing.
Burr, Pilger & Mayer LLP, the independent audit firm retained to audit the 2005 and 2006 financial statements for our principal operating subsidiary resigned on October 26, 2007. The reason for the resignation was concern that we would not become compliant with the internal controls requirements of Section 404 of the Sarbanes Oxley Act by December 31, 2007 and due to an insufficient quantity of experienced resources involved with the financial reporting and period closing process. Our management has concluded that, as of December 31, 2007, we were not compliant with these internal control requirements and, although we are pursuing compliance, there can be no assurance we will be successful in becoming compliant in future periods. Our lack of compliance with internal controls requirements of Section 404 of the Sarbanes Oxley Act could negatively affect our stock price, make us less attractive to our stockholders, jeopardize our listing status and limit our ability to raise additional financing.
  Risks related to our stock
  Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.
Our common stock is listed on the American Stock Exchange, or AMEX, but its daily trading volume has been limited and sporadic. Also, there can be no assurance that we will remain listed on the AMEX. Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:
•	developments in our pending litigation against Microsoft;

•	quarterly variations in our operating results;

•	large purchases or sales of common stock;

•	actual or anticipated announcements of new products or services by us or competitors;

•	general conditions in the markets in which we compete; and

•	economic and financial conditions.
Because ownership of our common shares is concentrated, you and other investors will have minimal influence on stockholder decisions.
As of May 4, 2008, our officers and directors owned an aggregate of 10,838,960 shares, or 31.1% of our outstanding common stock. In addition, a group of stockholders that, as of December 31, 2007, held 4,766,666 shares, or 13.7% of our outstanding common stock, have entered into a voting agreement with us that requires them to vote all of their shares of our voting stock in favor of the director nominees approved by our Board of Directors at each director election going forward, and in a manner that is proportional to the votes cast by all other voting shares as to any other matters submitted to the stockholders for a vote. As a result, our existing officers and directors could significantly influence shareholder actions of which you disapprove or that are contrary to your interests. This ability to exercise significant influence could prevent or significantly delay another company from acquiring or merging with us.

Large portions of our outstanding common shares will be released from contractual restrictions on July 5, 2008 and December 31, 2008, and sales of those shares may drive down the price of our stock.
Stockholders who received our common shares as a result of the merger between PASW, Inc. and VirnetX, Inc. entered into a Company Lock-Up Agreement restricting sales of their shares until July 5, 2008. Subsequently, certain of our stockholders signed a Lock-Up Agreement with our underwriter in connection with our recent public offering, which restricts sales of their shares until December 31, 2008. The current trading price may not be reflective of what the price will be once the shares issued pursuant to the merger and not subject to the underwriter’s Lock-Up Agreement are released from the Company’s Lock-Up Agreement on July 5, 2008 and once the additional shares subject to the underwriters’ Lock-Up Agreement are released on December 31, 2008. Sales of such shares may drive down the price of our stock. The 15,796,786 shares that will become eligible for trading on July 5, 2008 represent 45.3% of our outstanding common stock as of May 4, 2008. The 8,489,545 shares that will subsequently become eligible for trading on December 31, 2008 represent 24.3% of our outstanding common stock as of May 4, 2008.
  Our protective provisions could make it more difficult for a third party to successfully acquire us even if you would like to sell your shares to them.
We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring control of us without the approval of our Board of Directors. Our protective provisions include:
•	A staggered Board of Directors: this means that only one or two directors (since we have a five-person Board of Directors) will be up for election at any given annual meeting. This has the effect of delaying the ability of stockholders to effect a change in control of us since it would take two annual meetings to effectively replace at least three directors with represents a majority of the Board of Directors.

•	Blank check preferred stock: our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized, but unissued, shares of preferred stock. Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of our common stock in a manner that is materially dilutive to existing stockholders. In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors. We have not adopted such a “poison pill;” but our Board of Directors has the ability to do so in the future, very rapidly and without stockholder approval.

•	Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings: stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows and in very specific form in order to have the matter voted on at a stockholder meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of disregarding a stockholder proposal or deferring it to a subsequent meeting to the extent such proposal is not raised properly.

•	No stockholder actions by written consent: no stockholder or group of stockholders may take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders. Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•	Super majority requirement for stockholder amendments to the By-laws: stockholder proposals to alter or amend our By-laws or to adopt new By-laws can only be approved by the affirmative vote of at least 662/3% of the outstanding shares.

•	Elimination of the ability of stockholders to call a special meeting of the stockholders: only the Board of Directors or management can call special meetings of the stockholders. This could mean that stockholders, even those who represent a significant block of our shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

“Penny stock” regulations may impose certain restrictions on the marketability of our securities.
The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock could be subject to these rules that impose additional sales practice and disclosure requirements on broker-dealers who sell our securities. If our stock is considered a “penny stock,” our trading volume and/or our stock price may decline.
Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.
The trading market for our common stock may depend on the research and reports that securities analysts publish about us or our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose or fail to gain visibility in the financial markets, which could cause our stock price or trading volume to decline.
  We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.
We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.   We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares. The holders of any debt securities or instruments we may issue would have rights superior to the rights of our common stockholders.
  We have no current intention of declaring or paying any cash dividends on our common stock.
We do not plan to declare or pay any cash dividends on our common stock. Our current policy is to use all funds and any earnings in the operation and expansion of our business.
  ITEM 2 — UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
          Our Registration Statement on Form SB-2 (File No. 333-145765) related to our public offering was declared effective by the SEC on December 21, 2007. The public offering commenced on December 22, 2007. The 3,450,000 shares of our common stock offered in the final prospectus were sold at the closing on December 31, 2007 at a price to the underwriter of $4.00 per share. We also issued warrants to purchase 300,000 shares of our common stock at $4.80 per common share to the underwriter in connection with the public offering, San Gabriel Funds, LLC. We raised proceeds of $13,800,000 before underwriting discounts and commissions and offering expenses. Also included in the registration statement were 5,366,666 shares of our common stock held by our security holders that were registered for resale. We have subsequently amended the registration statement for the registration of these shares in a Post-Effective Amendment No. 3 on Form S-1, filed May 8, 2008 (File No. 333-134765); the SEC declared this post-effective amendment effective on May 9, 2008. We will not receive any proceeds from the resale of these securities, except in connection with the exercise of warrants, in which case we will receive the exercise price thereof, in cash or in value, consisting of a number of shares of our common stock equal to the exercise price as valued based upon the closing price of the shares on the date of exercise.
          We used the proceeds of the public offering and intend to use the remainder for general corporate purposes, including working capital, increased staffing, funding our litigation efforts, pursuing our licensing strategy and other general and administrative expenses. We have not identified the amounts we plan to spend on each of these areas or the timing of expenditures. We may use a portion of the net proceeds to acquire businesses, services, products or technologies or invest in businesses that we believe will complement our current or future business. As a result, we will retain broad discretion in the allocation of the proceeds of the public offering.

ITEM 3 — DEFAULTS UPON SENIOR SECURITIES.
Not Applicable.
ITEM 4 — SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
No matters were submitted to a vote of security holders during the first quarter of 2008.
ITEM 5 — OTHER INFORMATION.
Not Applicable.
ITEM 6 — EXHIBITS

Exhibit
Number	Description
3.01	Certificate of Incorporation of the Company. †

3.02	By-laws of the Company. †

10.1	Amendment No. 2 to Patent License and Assignment Agreement by and between VirnetX, Inc. and Science Applications International Corporation, dated as of March 12, 2008.*

10.2	Intellectual Property Brokerage Agreement by and between VirnetX, Inc. and ipCapital Group, Inc., dated as of March 13, 2008.*

10.3	Engagement Letter for Strategic Intellectual Property Licensing and Training by and between the Company and ipCapital Group, Inc., dated as of March 12, 2008.*

31.01	Certification of the President and Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**

31.02	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**

32.01	Certification of the President and Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.***

32.02	Certification the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.***

†	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 12, 2007 (File No. 000-26895).

*	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 18, 2008 (File 001-33852).

**	Filed herewith.

***	Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIRNETX HOLDING CORPORATION
By:	/s/ Kendall Larsen
Kendall Larsen
Chief Executive Officer (Principal Executive Officer)

By:	/s/ William E. Sliney
William E. Sliney
Chief Financial Officer (Principal Accounting Officer)

Date: May 15, 2008

EXHIBIT INDEX

Exhibit
Number	Description
3.01	Certificate of Incorporation of the Company. †

3.02	By-laws of the Company. †

10.1	Amendment No. 2 to Patent License and Assignment Agreement by and between VirnetX, Inc. and Science Applications International Corporation, dated as of March 12, 2008.*

10.2	Intellectual Property Brokerage Agreement by and between VirnetX, Inc. and ipCapital Group, Inc., dated as of March 13, 2008.*

10.3	Engagement Letter for Strategic Intellectual Property Licensing and Training by and between the Company and ipCapital Group, Inc., dated as of March 12, 2008.*

31.01	Certification of the President and Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**

31.02	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**

32.01	Certification of the President and Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.***

32.02	Certification the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.***

†	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 12, 2007 (File No. 000-26895).

*	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 18, 2008 (File 001-33852).

**	Filed herewith.

***	Furnished herewith.

EXHIBIT 31.01
CERTIFICATIONS
I, Kendall Larsen, certify that:
     1. I have reviewed this quarterly report on Form 10-Q of VirnetX Holding Corporation for the quarter ended March 31, 2008;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ KENDALL LARSEN Kendall Larsen
President and Chief Executive Officer
(Principal Executive Officer)
Date: May 15, 2008

EXHIBIT 31.02
CERTIFICATIONS
I, William E. Sliney, certify that:
     1. I have reviewed this quarterly report on Form 10-Q of VirnetX Holding Corporation for the quarter ended March 31, 2008;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ William E. Sliney William E. Sliney
Chief Financial Officer and Vice President of Finance
(Principal Financial Officer)
Date: May 15, 2008

EXHIBIT 32.01
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the Quarterly Report of VirnetX Holding Corporation, or the Company, on Form 10-Q for the quarter ended March 31, 2008 as filed with the Securities and Exchange Commission on May 15, 2008, or the Report, I, Kendall Larsen, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ KENDALL LARSEN Kendall Larsen
President and Chief Executive Officer
(Principal Executive Officer)
Date: May 15, 2008

EXHIBIT 32.02
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the Quarterly Report of VirnetX Holding Corporation, or the Company, on Form 10-Q for the quarter ended March 31, 2008 as filed with the Securities and Exchange Commission on May 15, 2008, or the Report, I, William E. Sliney, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ WILLIAM E. SLINEY William E. Sliney
Chief Financial Officer
(Principal Financial Officer)
Date: May 15, 2008